Exhibit 10.35
BIOMARIN PHARMACEUTICAL INC.
2017 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

BioMarin Pharmaceutical Inc. (the “Company”) pursuant to its 2017 Equity Incentive Plan, as it may be amended from time to time (the “Plan”) hereby grants you a number of restricted stock units (“RSUs”) in the amount set forth below (the “Award”). The Award is subject to all of the terms and conditions set forth in this Restricted Stock Unit Award Agreement, including the exhibits, appendices and addenda attached hereto (this “Agreement”) and the Plan. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement.

I.NOTICE OF AWARD OF RSUs

A.Terms of the Award. You have been granted RSUs, each of which represents the right to receive one share of Common Stock of the Company (a “Share” and collectively, the “Shares”), subject to the terms and conditions of the Plan and this Agreement, as follows:

Participant Name (“you”):
Grant Date:
Total Number of RSUs Granted:

    The RSUs will be adjusted in the event if changes in capital structure and similar events, as provided in Section 9 of the Plan.

B.Vesting Schedule. The RSUs will vest in full immediately prior to the first annual meeting of the Company’s stockholders following the Grant Date, conditioned on your Continuous Service through such date.

C.Settlement. Subject to Section V, each RSU will be settled by delivery to you of one Share within thirty (30) days following vesting.

D.Termination of Continuous Service. All unvested RSUs will be forfeited upon your termination of Continuous Service.

II.MISCELLANEOUS

A.Stockholder Rights. You will not be deemed to be the holder of, or have any of the rights of a stockholder with respect to, the RSUs (including, without limitation, any voting rights or any right to dividends paid with respect to the Shares underlying the RSUs) unless and until the RSUs vest and the Company has issued and delivered Shares to you and your name has been entered as a stockholder into the books and records of the Company.

B.Securities Law Compliance. In no event will the Company deliver Shares upon vesting and settlement of the RSUs unless the Shares are then registered under the Securities Act, and applicable state or non-U.S. securities law or, if not registered, the Committee has determined that the issuance of the Shares would be exempt from the registration requirements of the Securities Act and applicable state securities laws. The issuance of Shares also must comply with all other applicable laws and regulations governing the RSUs, including the requirements of any stock exchange on which the Shares may be listed, and you may not be issued Shares if the Committee determines that such issuance would not be in material compliance with such laws, regulations and listing requirements.

C.Transferability. Except as permitted in the Plan, the RSUs are not transferable except by will or by the laws of descent and distribution. Without limiting the generality of the foregoing, the RSUs may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated in any manner (whether by operation of law or otherwise), and shall not be subject to execution, attachment or other process. Any assignment, transfer, sale, pledge, hypothecation or other disposition of the RSUs or any attempt to make any such levy of execution, attachment or other process will cause the RSUs to terminate immediately.

D.Notices. Notices hereunder shall be mailed or delivered to the Company at its principal place of business and shall be mailed or delivered to you at the address on file with the Company or, in either case, at such other address as one party may subsequently furnish to the other party in writing.
E.Data Privacy Notice and Consent. You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Agreement by and among, as applicable, the Company and is Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that the Company and its Affiliates may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Common Stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of Common Stock

Exhibit 10.35
awarded, canceled, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (“Data”). You understand that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting your local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker, escrow agent or other third party with whom the shares of Common Stock received upon vesting of the RSUs may be deposited. You understand that Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusal or withdrawal of consent may affect your ability to participate in the Plan. For more information on the consequences of your refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.
F.Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the internal laws of the State of Delaware without regard to that state’s conflict-of-laws rules.
G.Integration. This Agreement constitutes the entire agreement between the parties with respect to this Award and supersedes all prior agreements and discussions between the parties concerning such subject matter.
III.MODIFICATIONS

This Agreement may be modified or amended at any time in accordance with the Plan; provided that you must consent in writing to any modification that adversely or materially affects your rights or obligations under this Agreement.

IV.NO RIGHT TO CONTINUOUS SERVICE

Neither the Company nor any of its Affiliates is obligated by or as a result of the Plan or this Agreement to continue your service with the Company or any Affiliate, and neither the Plan nor this Agreement shall interfere in any way with the right of the Company and its Affiliates to terminate your Continuous Service at any time.

V.ACKNOWLEDGMENTS

In acknowledging the Award, you agree that:

(i)the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;

(ii)the grant of the Award is voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of RSUs even if RSUs have been awarded repeatedly in the past;

(iii)all decisions with respect to future grants of Awards, if any, will be at the sole discretion of the Committee;

(iv)your participation in the Plan is voluntary;

(v)the Award is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculation of any overtime, severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or its Affiliates;

(vi)the grant of the Award will not be interpreted to form an employment contract or relationship with the Company or its Affiliates;

(vii)the future value of the underlying Shares is unknown and cannot be predicted with certainty;

(viii)if you receive the shares of Common Stock upon settlement of the RSUs, the value of such shares may increase or decrease in value;

(ix)in consideration of the grant of the Award, no claim or entitlement to compensation or damages arises from termination of the Award or diminution in value of the shares of Common Stock received upon vesting and settlement of the RSUs resulting from termination of your Continuous Service (for any reason whatsoever and whether or not in breach of local labor laws) and you irrevocably release the Company and its Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by signing this Agreement, you shall be deemed irrevocably to have waived your entitlement to pursue such claim.

Exhibit 10.35

By executing this Agreement, you agree to be bound by all of the provisions of the Plan applicable to the Award, the provisions of which are hereby made a part of this Agreement and incorporated herein by reference, and all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and this Agreement. In the event of any conflict between the provisions of this Agreement and those of the Plan, the provisions of the Plan shall control.

VI.TAX WITHHOLDING; TAX IMPLICATIONS

The Committee and the Company assume no responsibility for individual income taxes, penalties or interest related to grant, vesting or settlement of the RSUs. Neither the Committee, the Company nor any Affiliate makes any representation or undertaking regarding the treatment of any tax withholding in connection with the grant, vesting or settlement of the RSUs. You should consult with your personal tax advisor regarding the tax ramifications, if any, which result from receipt of the RSUs, the subsequent issuance, if any, of Shares on vesting and settlement of the RSUs, and subsequent disposition of any such Shares.

It is the Board’s, the Committee’s and the Company’s intent that the RSUs and this Agreement be exempt from Section 409A of the Code (“Section 409A”) to the extent applicable, and that this Agreement be administered accordingly. Notwithstanding anything to the contrary, to the extent that any payment or benefit under this Agreement is determined by the Committee to constitute “nonqualified deferred compensation” subject to Section 409A and is payable to you by reason of termination of your Continuous Service, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service,” as defined for purposes of Section 409A under applicable regulations, from the Company and (b) if you are a “specified employee” (within the meaning of Section 409A and as determined by the Committee), such payment or benefit shall not be made or provided to you until first day of the seventh month following the date of your separation from service from the Company and its Affiliates (or, if earlier, on the date of your death). Each payment under this Agreement shall be treated as a separate payment under Section 409A. You hereby agree that the Committee and the Company do not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Board, the Committee and the Company or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the RSUs.

You may request a copy of the Plan by contacting our General Counsel at (415) 506-6307 or BioMarin Pharmaceutical Inc., 105 Digital Drive, Novato, CA 94949, Attention: General Counsel.

You should carefully review the Plan and this Agreement before acknowledging this Award.

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Exhibit 10.35
By acknowledging this award of RSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Committee or another third party designated by the Committee.
BioMarin Pharmaceutical Inc.

By:    [NAME]
Title:
Participant:
[Signed Electronically]
[NAME]
Acknowledgment Date: